Exhibit 99.3

Consolidated Financial Statements

TouchTunes Corporation

December 28, 2008

(Unaudited)

TouchTunes Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for share data)

(Unaudited)

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Revenue
Product sales	$24,013	$30,483	$30,192
Service revenue	60,972	50,085	37,183

	84,985	80,568	67,375
Cost of sales (exclusive of depreciation)
Product sales	23,120	46,091	45,640
Service revenue	15,050	12,881	8,938

	38,170	58,972	54,578

Gross profit	46,815	21,596	12,797

Selling, general and administrative expenses	33,698	27,589	17,707
Research and development expense	5,598	4,607	3,223
Stock compensation expense	690	758	782
Depreciation and amortization expense	3,224	1,278	1,181

Operating income (loss)	3,605	(12,636)	(10,096)

Other income (loss)	629	390	(49)
Interest and financing expense	6,296	3,492	800

Loss before income taxes	(2,062)	(15,738)	(10,945)
Income tax expense	154	801	131

Net loss	$(2,216)	$(16,539)	$(11,076)

Change in fair value of currency option	(10)	—	—
Reclassification to net loss	—	—	(14)

Comprehensive loss	$(2,226)	$(16,539)	$(11,090)

Basic and diluted loss per common share	$(0.04)	$(0.32)	$(0.24)

Weighted average shares outstanding	58,589,339	52,024,721	45,270,193

See Notes to Consolidated Financial Statements

TouchTunes Corporation

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

(Unaudited)

	December 28, 2008	December 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$9,300	$3,657
Restricted cash	—	500
Trade accounts receivable, net	16,935	13,220
Other receivables	773	1,722
Inventory	9,342	7,624
Prepaid expenses	1,278	913
Current portion of sales-type lease receivable	1,707	2,760

Total current assets	39,335	30,396
Long-term trade accounts receivable	1,252	3,307
Sales-type lease receivable	4,783	6,199
Property, plant and equipment, net	5,475	4,425
Intangibles, net	10,081	4,188
Goodwill	11,473	—
Other assets	2,339	2,504

TOTAL ASSETS	$74,738	$51,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$15,172	$19,270
Income tax payable	157	76
Current portion of long-term debt	508	34,515
Current portion of other liabilities	2,434	920

Total current liabilities	18,271	54,781
Long-term debt	43,311	3,109
Subordinated debt	2,319	—
Retractable warrant	2,317	—
Other liabilities	—	616
Deferred income tax	176	234

Total liabilities	66,394	58,740

Retractable common stock, par value $0.001 per share, — 1,000,000 and 500,000 shares outstanding	440	200

Shareholders’ Equity (net deficiency)
Capital stock
Preferred stock, Series A, par value $.001 per share — 9,235,774 outstanding	9	9
Preferred stock, Series B, par value $.001 per share — 8,888,889 outstanding	9	9
Preferred stock, Series C, par value $.001 per share — 30,824,558 outstanding	31	31
Preferred stock, Series D, par value $.001 per share — 7,480,164 and 0 outstanding	7	—
Common stock, par value $.001 per share — 25,896,410 and 17,819,125 outstanding	26	18
Additional paid-in capital	40,242	22,173
Loan receivable collateralized by Common stock	(678)	(645)
Accumulated other comprehensive loss	(10)	—
Deficit, net of elimination of deficit totaling $82,667,696 as of June 30, 2003	(31,732)	(29,516)

Total shareholders’ equity (net deficiency)	7,904	(7,921)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (NET DEFICIENCY)	$74,738	$51,019

See Notes to Consolidated Financial Statements

TouchTunes Corporation

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except for share data)

(Unaudited)

	Preferred Stock								Common Stock		Additional Paid-in Capital	Loan receivable collateralized by Common stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
	Series A		Series B		Series C		Series D		Class A
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2005	12,843,960	$13	8,888,889	$9	25,000,000	$25	—	$—	13,366,000	$13	$8,744	$—	$14	$(1,901)	$6,917
Net loss 2006	—	—	—	—	—	—	—	—	—	—	—	—	(14)	(11,076)	(11,090)
Research and development tax credits	—	—	—	—	—	—	—	—	—	—	112	—	—	—	112
Capital stock transactions:															—
Conversion of old Series B and C into new Series B	—	—	—	—	(25,000,000)	(25)	—	—	—	—	25	—	—	—	—
Issuance of new Series C	—	—	—	—	30,824,558	31	—	—	—	—	14,778	—	—	—	14,809
Redemption of Series A	(3,608,186)	(4)	—	—	—	—	—	—	—	—	(5,409)	—	—	—	(5,413)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	782	—	—	—	782

Balance at December 31, 2006	9,235,774	9	8,888,889	9	30,824,558	31	—	—	13,366,000	13	19,032	—	—	(12,977)	6,117
Net loss 2007	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,539)	(16,539)
Research and development tax credits	—	—	—	—	—	—	—	—	—	—	454	—	—	—	454
Capital stock transactions:
Issuance of common stock	—	—	—	—	—	—	—	—	500,000	—	—	—	—	—	—
Shares held in escrow	—	—	—	—	—	—	—	—	1,500,000	1	—	—	—	—	1
Common stock issued upon exercise of stock options with a loan receivable	—	—	—	—	—	—	—	—	2,953,125	4	620	(620)	—	—	4
Interest earned on loan receivable	—	—	—	—	—	—	—	—	—	—	25	(25)	—	—	—
Warrants	—	—	—	—	—	—	—	—	—	—	1,284	—	—	—	1,284
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	758	—	—	—	758

Balance at December 30, 2007	9,235,774	9	8,888,889	9	30,824,558	31	—	—	18,319,125	18	22,173	(645)	—	(29,516)	(7,921)
Net loss 2008	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,216)	(2,216)
Capital stock transactions:
Capital issuance related to Barfly acquisition	—	—	—	—	—	—	6,732,154	6	6,819,559	7	14,524	—	—	—	14,537
Shares held in escrow	—	—	—	—	—	—	748,010	1	757,726	1	—	—	—	—	2
Stock options exchange	—	—	—	—	—	—	—	—	—	—	50	—	—	—	50
Change in fair value of derivative asset	—	—	—	—	—	—	—	—	—	—	—	—	(10)	—	(10)
Interest earned on loan receivable	—	—	—	—	—	—	—	—	—	—	—	(33)	—	—	(33)
Shares accrued for White Rabbit milestone	—	—	—	—	—	—	—	—	—	—	35	—	—	—	35
Warrants	—	—	—	—	—	—	—	—	—	—	1,374	—	—	—	1,374
Beneficial Conversion Feature	—	—	—	—	—	—	—	—	—	—	1,396	—	—	—	1,396
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	690	—	—	—	690

Balance at December 28, 2008	9,235,774	$9	8,888,889	$9	30,824,558	$31	7,480,164	$7	25,896,410	$26	$40,242	$(678)	$(10)	$(31,732)	$7,904

See Notes to Consolidated Financial Statements

TouchTunes Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
OPERATING ACTIVITIES
Net loss	$(2,216)	$(16,539)	$(11,076)
Depreciation and amortization	3,224	1,278	1,181
Deferred income taxes	(58)	221	(53)
Amortization of deferred financing fees and accretion expense	2,120	854	—
Loss on extinguishment of debt	—	729	—
Loss on disposal of property, plant and equipment	13	41	50
Stock-based compensation	690	758	782
Other non-cash items	—	(37)	98

Changes in operating assets and liabilities:
Trade accounts and other receivables	(2,713)	(3,107)	(4,757)
Prepaid expenses	(345)	458	29
Inventory	(1,718)	4,341	(5,190)
Sales-type lease receivables	2,469	(7,862)	—
Long-term trade accounts receivables	2,055	(2,149)	—
Accounts payable and accrued liabilities	(5,041)	3,982	5,043
Other assets	(653)	—	—
Income taxes payable (receivable)	81	76	(8)

Cash flows related to operating activities	(2,092)	(16,956)	(13,901)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(2,573)	(3,638)	(1,816)
Business acquisition	(349)	(1,632)	—
Additions to intangibles	(2,151)	—	(93)
Additions to goodwill	(132)	—	—
Other investing activities	(33)	—	—

Cash flows related to investing activities	(5,238)	(5,270)	(1,909)

FINANCING ACTIVITIES
Net change in bank indebtedness	—	(7,573)	5,710
Issuance of shares	—	—	14,809
Redemption of shares	—	—	(5,412)
Proceeds from long-term debt	44,000	54,080	1,308
Payments of long-term debt	(30,651)	(18,362)	(1,031)
Increase in long-term liabilities	157	—	—
Financing costs	(1,033)	(1,762)	—
Increase in restricted cash	500	(500)	—

Cash flows related to financing activities	12,973	25,883	15,384

Net increase (decrease) in cash and cash equivalents	5,643	3,657	(426)
Cash and cash equivalents at beginning of year	3,657	—	426

Cash and cash equivalents at end of year	$9,300	$3,657	$—

Supplemental information
Interest paid	$4,933	$1,666	$877
Income taxes paid	$32	$15	$—

See Notes to Consolidated Financial Statements

TouchTunes Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION AND BUSINESS

Nature of business and year end

TouchTunes Corporation (the “Company”), formerly TouchTunes Holding Corporation, which is incorporated in the State of Delaware, is involved in the manufacture and distribution of interactive music, entertainment and advertising products and services.

On September 9, 2008, the name of TouchTunes Holding Corporation was changed to TouchTunes Corporation.

In 2007, the Company changed the fiscal operating period to a 52-week or 53-week fiscal year and therefore the Company’s fiscal year ends on the last Sunday in December. For 2006, the Company’s fiscal year coincided with the calendar year and ended on December 31. During each of the years ended December 28, 2008 and December 30, 2007, the Company had 52-week years.

Business segments

The Company has historically been managed as one business segment and reporting unit.

Substantially all of the Company’s revenue was earned in North America and substantially all of the Company’s assets are held in North America.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The unaudited consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries TouchTunes Music Corporation (“TouchTunes Music”), TouchTunes Digital Jukebox, Inc. (“TouchTunes Digital”), TouchTunes Game Studio, LLC (“TouchTunes Games”), National Broadcast Media Corporation (“Barfly”) and TouchTunes de Mexico, S.A. de C.V. All inter-company balances and transactions have been eliminated in consolidation.

Utilization of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates include, but are not limited to revenue recognition, sales incentives, product warranties, amortization, the determination of the net realizable value of assets, taxes and investment tax credits, stock-based compensation and contingencies. Accordingly, actual results could differ from those estimates and such differences may be material.

Revenue recognition

The Company treats the sale of products and services as separate units of accounting. The Company provides for the estimated cost of sales incentives in the same period the sales are recorded. Service revenue generated from music and advertising contracts are recognized as the services are performed. Product sales including revenues from sales-type leases and service revenues are recognized when persuasive evidence of an arrangement exists, the products are shipped or services are provided to the customers at agreed upon prices and payment terms and collectibility is reasonably assured. Revenues are recorded net of sales taxes. Shipping and handling costs are recorded as cost of sales in the Consolidated Statements of Operations and Comprehensive Loss.

Sales incentives

The Company participates in various sales incentive programs with its customers including volume based rebates and promotional allowances. Sales incentives are deducted from revenue and accrued as earned based on management’s estimate for the total amount the customer is expected to claim. The Company regularly reviews its sales incentive programs ensure that the accruals are appropriate.

Research and development and investment tax credits

Costs for new product research and development are expensed as incurred. The Company recognizes the benefit of Canadian research and development investment tax credits in the Consolidated Statements of Operations and Comprehensive Loss as a reduction of selling, general and administrative expenses for fully refundable investment tax credits and as a reduction of income tax provision for investment tax credits that can only be claimed against income taxes payable, when there is reasonable assurance that the claim will be recovered.

Product warranties

The Company provides warranties on all products sold or leased for a period of two or five years. The standard warranty provides that the Company will repair or replace defective products from the date a product is delivered. Product warranty costs are estimated based on the cost expected to be incurred during the warranty period and recorded as a charge to cost of sales for the estimated warranty cost. In determining the appropriate warranty provision, consideration is given to historical warranty cost information, the status of the product life cycle and current performance. The adequacy of the Company’s product warranty reserves is assessed periodically and adjusted as necessary in the period when the information necessary to make the adjustment becomes available. The reserve for product warranty is included in accounts payable and accrued liabilities in the Consolidated Balance Sheets.

Stock-based compensation

The Company has stock-based compensation plans which are described in detail in “Note 17—Stock-Based Compensation” and accounts for them under Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), Share Based Payment (“SFAS 123(R)”). SFAS 123(R) requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company has elected to use the modified prospective transition method upon adoption of SFAS 123(R) on January 1, 2006. This method requires that compensation expense be recorded for all share-based payments granted, modified or settled after the date of adoption and for all unvested stock options at the date of adoption.

The Company recognizes stock-based compensation expense over the requisite service period of the individual grants, which generally equals the vesting period. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from these estimates. Stock-based compensation is expensed on a straight-line basis over the requisite service period for the entire award.

Income taxes

The Company uses the liability method to account for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amount of deferred income tax assets when it is more likely than not that these assets will not be realized. Deferred taxes are not provided on the unremitted earnings of subsidiaries to the extent it is expected that these earnings are permanently reinvested in accordance with Accounting Principles Board Opinion No. 23, Accounting for Income Taxes – Special Areas. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. To the extent that the Company pledges cash collateral and relinquishes control to a counterparty, it is removed from “Cash and cash equivalents” and reclassified to “Restricted cash” in the Consolidated Balance Sheets.

Trade accounts receivable

Trade accounts receivable represents trade receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience and other currently available evidence. When a specific account is deemed uncollectible, the account is written off against the allowance.

Inventory

Inventories, consisting of products, components and spare parts are stated at the lower of cost or market, with cost determined using the average cost method. The Company provides an allowance for obsolescence based on best estimate of changes in estimated product life cycles, usage levels, and technology changes. Changes in these estimates are reflected in determination of income.

Property, plant and equipment

Property, plant and equipment, including items financed through capital leases, are recorded at cost. Depreciation which is included in selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss was provided on the following basis:

	Method	Rate
Furniture and equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Vehicles	Declining balance	20%
Leasehold improvements	Straight-line	Term of lease

Intangible assets

Intangible assets consist of intellectual property, non-competition agreements, service agreements, patents, and technology. Significant additions to intangible assets in 2008 and 2007 relate to the acquisitions described in “Note 4 — Business Acquisitions”. Intangible assets with finite life are amortized on a straight-line basis over the respective economic lives, and amortization expense is included in selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss.

Long-lived assets

The Company reviews and evaluates its property, plant and equipment and intangible assets other than goodwill for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. If the Company determines that the carrying amount of an asset or asset group is not recoverable based upon the undiscounted expected future cash flows of the asset or asset group, the Company records an impairment loss equal to the excess of carrying amount over the estimated fair value of the asset or asset group.

Goodwill

Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the tangible and intangible assets acquired and liabilities assumed. Goodwill is not amortized, but is tested annually for impairment or more frequently if indicators of impairment exist. As part of the impairment analysis, the carrying value of the goodwill is compared to an estimate of its fair value. If the estimated fair value is less than the carrying value, the goodwill is impaired and is written down to its estimated fair value. The Company completed its annual goodwill impairment analysis for the year ended December 28, 2008, that no adjustment to the carrying value of goodwill was required.

Financing Costs

Financing costs applicable to long-term obligations are included in other assets on the Consolidated Balance Sheets and amortized using the effective interest method over the term of the related obligation.

Loss per share

Basic loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding (if dilutive) during the period. Potential common shares, composed of incremental common shares issuable upon the exercise of stock options, warrants or debt conversion, are included in the calculation of diluted net loss per share to the extent such shares are dilutive.

Foreign currency translation

The Company’s and its subsidiaries’ functional currency is the U.S. dollar.

The Company’s foreign subsidiaries are considered to be integrated foreign entities and are accounted for in accordance with the temporal method, as are transactions in foreign currencies entered into by the Company. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the year-end exchange rate, non-monetary assets and liabilities are translated at the historical exchange rate, and revenue and expense items are translated into U.S. dollars at the rate of exchange in effect on the related transaction dates. Exchange gains and losses arising from the translation of foreign currency items are included in the determination of net loss and are included in other income (expense) on the Consolidated Statements of Operations and Comprehensive Loss.

Financial Instruments

Financial instruments are measured at fair value on initial recognition of the instrument based on current pricing of such financial instruments with comparable terms. The Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), effective January 1, 2008, for fair value measurements of its financial assets and financial liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company applies valuation techniques including market and income approaches. SAFS 157 establishes a three-level hierarchy for inputs used in measuring assets and liabilities recorded at fair value, based on the reliability of those inputs. The Company has categorized its financial instruments measured at fair value within this hierarchy based on whether the inputs to the valuation technique are observable or unobservable.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement 115 (“SFAS 159”). SFAS 159 allows entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under the fair value option. SFAS 159 became effective for the Company on January 1, 2008 and did not have a significant impact on the Company’s consolidated financial position or results of operations.

Derivative financial instruments

The Company uses derivative financial instruments to manage foreign exchange risk related to future cash flows. The Company does not enter into derivatives for speculative purposes. The Company primarily uses foreign exchange put options as cash flow hedging instruments. In order to qualify as a cash flow hedge, the Company must designate and formally document at inception the hedge relationship, detailing the particular risk management objective and strategy for the hedge, which includes the item and risk being hedged, and how effectively it is being hedged. When these criteria are satisfied, and the hedge is deemed an effective cash flow hedge, the Company records the fair value of the derivative on the balance sheet and the effective portion of the derivatives gain or loss is initially reported as a component of other comprehensive loss and subsequently reclassified into earnings when the forecasted transaction affects earnings.

When the hedge is ineffective or the Company does not meet the criteria for hedge accounting, the Company records the fair value of the derivative on the balance sheet with the corresponding gains or losses included with other income (expense) in the Consolidated Statement of Operations and Comprehensive Loss.

3. NEW ACCOUNTING PRONOUNCEMENTS

The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109 (“FIN 48”), which fundamentally changes the way that the Company will be required to treat its uncertain tax positions for financial accounting purposes. FIN 48 prescribes rules regarding how a company should recognize, measure and disclose in its financial statements tax positions that were taken or will be taken on the Company’s tax return that are reflected in measuring current or deferred income tax assets and liabilities. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in an increase in a liability for income taxes payable, or a reduction in a deferred tax asset or an increase in a deferred tax liability. The implementation for this interpretation was delayed for non-public enterprises and is now effective for fiscal years beginning after December 15, 2008 and the Company is currently evaluating the impact it will have on its consolidated financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”) as described above. Subsequently, in February 2008, the FASB issued FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for non-financial assets and liabilities, except for items that are recognized and disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. The implementation of SFAS 157 for financial assets and liabilities, effective on December 31, 2007 for the Company, did not have a significant impact the Company’s consolidated financial position or results of operations. The Company does not expect the adoption of SFAS 157-2 for non-financial assets and liabilities to have a material effect on the consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), and SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interest transactions. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The impact of SFAS 141(R) and SFAS 160 on the Company’s consolidated financial statements will depend on the nature, terms and size of any acquisitions consummated after the effective date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statements No. 133 (“SFAS 161”). SFAS 161 expands disclosure requirements included in SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact of this statement on its consolidated financial position and results of operations.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 also requires expanded disclosures related to the determination of intangible asset useful lives. This standard is effective for fiscal years beginning after December 15, 2008. The Company does not believe that the adoption of this standard will have a material effect on its consolidated financial position or results of operations.

In June 2008, the Emerging Issues Task Force reached a consensus on EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”). This Issue applies to any freestanding financial instrument or embedded feature that has all the characteristics of a derivative as per SFAS 133. This Issue also applies to any freestanding financial instrument that is potentially settled in any entity’s own stock, regardless of whether the instrument has all the characteristics of a derivate as per SFAS No. 133. This Issue does not apply to share-based payment awards within the scope of SFAS 123(R). EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and the Company is currently evaluating the impact it will have on its consolidated financial position and results of operations.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted. The Company is currently evaluating the impact it will have on its consolidated financial position and results of operations.

4. BUSINESS ACQUISITIONS

Acquisition of Barfly — On September 15, 2008, the Company acquired all of the issued and outstanding shares of Barfly, an advertising agency which transforms existing television screens in bars into interactive marketing terminals. The purchase price on the date of the closing of the acquisition was 7,577,285 shares of common stock valued at $0.49 per share, 7,480,164 shares of Series D preferred stock valued at $1.53 per share, $254 related to stock options held by Barfly’s employees exchanged for the Company’s 1,106,645 stock options to purchase shares of common stock and additional contingent consideration if certain milestones are met. The value of the shares issued as consideration for the acquisition were calculated utilizing a probability weighted methodology and the fair value of the stock options issued were determined in accordance with assumptions outlined in “Note 17 — Stock-Based Compensation.” The Company placed approximately 10% of the consideration paid in the transaction, or 757,726 shares of common stock and 748,010 shares of Series D preferred stock in to escrow for a period of 12 months ending September 15, 2009, as required by the purchase agreement.

The Company may be required to issue 767,097 shares of common stock, 757,259 shares of Series D preferred stock and restricted stock awards for 112,027 shares of common stock to the former Barfly shareholders and Barfly optionholders based on the achievement of specified net advertising revenue thresholds, as defined, during the 18-month period from July 1, 2008 through December 31, 2009. As of December 28, 2008, the Company did not record any contingent consideration as the achievement of these milestones was not probable.

The Company incurred $349 of direct transaction costs which was recorded as part of the acquisition cost.

Assets acquired and liabilities assumed at fair value consist of the following:

Accounts receivable and prepaid expenses	$73
Property, plant and equipment	93
Purchased technology	3,959
Service agreements	1,404
Goodwill	10,307
Accounts payable and accrued liabilities	(898)

$14,938

Total purchase consideration consists of the following:

Common stock	$3,638
Series D preferred stock	10,901
Acquisition related costs	349
Stock options exchanged by the company	50

$14,938

The purchase consideration has been primarily allocated to assets acquired and liabilities assumed, based on their estimated fair values at the acquisition date. The accounting for the purchase price allocation is preliminary and is also subject to possible adjustments in the future, based on potential future contingent consideration. Goodwill in the amount of $10,307 has been recognized related to the Barfly acquisition. Any future contingent payments, if any, will be accounted for as goodwill.

As part of the preliminary purchase price allocation, deferred tax liabilities in the amount of $2,031 have been recorded on temporary differences arising on the acquisition of purchased technology and service agreements. In addition, deferred tax assets of $1,421 for net operating losses of Barfly and an additional $610 for net operating losses of the Company have been recorded. For the remaining deferred income tax asset of $610 for net operating losses of Barfly, a valuation allowance has been recorded. When additional net operating losses are utilized, the benefit will be recorded as a reduction to goodwill instead of income tax expense.

The results of operations of Barfly are included in the Company’s Consolidated Statements of Operations and Comprehensive Loss from September 15, 2008, the date of acquisition, through December 28, 2008.

Acquisition of White Rabbit — On September 24, 2007, the Company acquired all outstanding shares of White Rabbit Game Studio, LLC (“White Rabbit”), a developer of video game devices and game software, in order to expand the Company’s service offerings (subsequently renamed to TouchTunes Game Studio, LLC on October 9, 2007 (“TTGS”)). The purchase price paid on the date of the closing of the acquisition (the “White Rabbit Closing”) was $1,258 in cash, $1,750 in balance of sale payable, In addition, the Company issued 2,000,000 shares of the Company’s common stock to be held in escrow for the benefit of the sellers of White Rabbit (the “White Rabbit Sellers”) of which the 500,000 shares, valued at $0.40 per share or $200, were released on September 24, 2008, the first anniversary of the White Rabbit Closing and an additional 500,000 shares were released on September 10, 2008, after certain performance milestones were achieved. The remaining additional 1,000,000 shares are to be released only if certain performance or sales milestones are achieved. The White Rabbit Sellers are entitled to voting rights on these shares. Any shares remaining in escrow that are not earned by the White Rabbit Sellers within thirty-six months after the first commercial shipment of TTGS’ products will be forfeited by the White Rabbit Sellers and cancelled by the Company. As of December 30, 2007, the Company did not record any contingent consideration since the achievement of the contingency was beyond reasonable doubt.

Under the agreement, the White Rabbit Sellers have the right to put their shares to the Company at a price of $2.00 per share during a three-month period, as amended, commencing April 1, 2010 and expiring June 30,2010 (the “WR Put Right”). In the event that the Company enters into a merger, however, the Company has the option of accelerating the WR Put Right, either as to the 1,000,000 shares already released or as to the entire 2,000,000 shares that are potentially releasable subject to the performance or sales milestones. Any unexercised rights under the WR Put Right expires after the closing of such merger. The White Rabbit Sellers also have a conditional option to repurchase White Rabbit, including any improvements to and intellectual property rights regarding such assets (the “WR Repurchase Option”). The WR Repurchase Option becomes exercisable in the event that the Company either defaults on any payment obligation to the White Rabbit Sellers in the first year following the White Rabbit Closing or if the Company elects to discontinue or otherwise fails to produce a minimum quantity of TTGS products. The WR Repurchase Option expires upon the earlier of (i) the payment by the Company of $2,750 and the release of a total of 1,000,000 shares of the Company’s common stock as merger consideration to the White Rabbit Sellers, or (ii) April 24, 2009.

The balance of purchase price payable related to the acquisition consist of $1,000 that was originally due on the first anniversary date of the White Rabbit closing and $750 that was originally due on the second anniversary date of the White Rabbit closing or at such earlier time when and if the Company becomes publicly traded. On September 3, 2008, the Company amended the White Rabbit purchase agreement, which resulted in the deferral of the $1,000 payment to March 24, 2009. The balance of purchase price payable in future periods have been recognized with $1,693 and $920 in current portion of other liabilities and $0 and $617 in other liabilities in the Consolidated Balance Sheets, discounted at 12%, for a total of $1,693 and $1,537, as of December 28, 2008 and December 30, 2007, respectively.

The acquisition agreement provides for additional cash and common stock consideration to be payable to the White Rabbit sellers if certain performance and sales based milestones are reached which are dependent upon the start of commercial sale or lease of TTGS products.

The agreement provides that if performance based milestones are achieved, the Company must pay to the White Rabbit Sellers additional cash consideration of $750 and release 500,000 shares of common stock of the Company from escrow. The performance-based milestones were met on September 10, 2008 and 500,000 shares of common stock were released from escrow and valued at $240, calculated using a probability weighted methodology which was recorded as goodwill. The amendment to the White Rabbit purchase agreement deferred the $750 due from the date of milestone achievement to February 8, 2009. The balance of purchase price payable was discounted at 12%, and recorded as goodwill and is included at $741 in current portion of other liabilities as of December 28, 2008. This amount was paid to the White Rabbit Sellers on February 8, 2009.

As described above, if sales based milestones are achieved, the Company must pay to the White Rabbit Sellers, additional consideration calculated on a per unit basis up to an aggregate maximum of $1,500 and an aggregate maximum of 1,000,000 additional shares of common stock of the Company. Certain sales-based milestones were met on September 3, 2008, and $177 was recorded as goodwill. Of this amount, $132 was paid in cash during 2008 and $45 is included in accounts payable and accrued liabilities as of December 28, 2008. As of December 28, 2008, the Company did not record any remaining contingent consideration for sales based milestones amounting to $1,323 and 1,000,000 shares of common stock since the achievement of the contingency was beyond reasonable doubt and any payments will be accounted for as goodwill.

The Company incurred $374 of direct transaction costs which was recorded as part of the acquisition cost.

Assets acquired initially at fair value consisted of the following:

Non-competition agreement	$309
Intellectual property	3,014

$3,323

Total purchase consideration consisted of the following:

Cash paid	$1,258
Notes payable	1,491
Retractable common stock (500,000 common shares)	200
Acquisition related costs	374

$3,323

The total purchase consideration was allocated to intangible assets acquired, based on their estimated fair values at the acquisition date. The additional contingent consideration noted above in the amount of $1,158 was recorded as goodwill in 2008.

The results of operations of TTGS are included in our Consolidated Statements of Operations and Comprehensive Loss from September 24, 2007, the date of acquisition, through December 28, 2008.

5. TRADE ACCOUNTS RECEIVABLE

In 2007, the Company sold products to customers having a three-year non-interest bearing payment term. These sales are collateralized by the products sold and once the equipment is shipped and title has transferred, the Company does not have any contractual obligations nor a no return policy, other than standard warranty obligations. These sales are discounted using the Company’s borrowing rates at the date of the transaction, which was 12%, and are recorded as long-term trade accounts receivables with the current portion included in trade accounts receivables on the Consolidated Balance Sheets. The corresponding financing income is recorded in other income (expense) in the Consolidated Statements of Operations and Comprehensive Loss.

The principal amount of payments to be received by year is as follows:

	December 28, 2008	December 30, 2007
2008	$—	$3,296
2009	897	2,197
2010	448	1,073

	1,345	6,566
Less: Amount representing unearned interest income	(115)	(752)

	$1,230	$5,814

Allowance for doubtful accounts

The change in the allowance for doubtful accounts as recorded in the Company’s Consolidated Balance Sheets was as follows:

	December 28, 2008	December 30, 2007
Balance, beginning of year	$793	$687
Allowance charged to selling, general and administrative expenses	426	170
Write off of amounts previously provided for	(98)	(64)

Balance, end of year	$1,121	$793

6. SALES-TYPE LEASE RECEIVABLE

The Company periodically enters into sales-type leases to facilitate financing of product and related sales, the current portion of which is included in trade accounts receivables on the Consolidated Balance Sheets. Total minimum lease payments to be received under sales-type leases are as follows:

	December 28, 2008	December 30, 2007
Gross lease payments to be received	$8,135	$11,494
Less: Unearned interest income at 9.3% and 9.9% average interest rate	(1,645)	(2,535)

	6,490	8,959
Less: Current portion	(1,707)	(2,760)

	$4,783	$6,199

The principal amount of lease payments to be received by year is as follows:

Fiscal year
2009	$2,137
2010	2,137
2011	2,137
2012	1,724

8,135
Less: Amount representing unearned interest income	(1,645)

$6,490

7. INVENTORIES

Inventories consist of the following:

	December 28, 2008	December 30, 2007
Raw materials, components and parts	$7,033	$11,846
Finished goods	5,296	1,082
Consignment inventory	934	—
Inventory obsolescence & general provision	(3,921)	(5,304)

	$9,342	$7,624

8. PROPERTY, PLANT AND EQUIPMENT

	Cost	Accumulated depreciation	Net Book Value
2008
Furniture and equipment	$6,551	$2,359	$4,192
Computer equipment	4,636	3,879	757
Vehicles	478	223	255
Leasehold improvements	759	488	271

	$12,424	$6,949	$5,475

2007
Furniture and equipment	$7,600	$4,623	$2,977
Computer equipment	4,105	3,433	672
Vehicles	511	177	334
Leasehold improvements	667	225	442

	$12,883	$8,458	$4,425

Depreciation and amortization expense was $1,603, $911 and $695 for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively, and is included in selling, general and administrative expenses on the Statements of Operations and Comprehensive Loss.

9. INTANGIBLES

	Cost	Accumulated amortization	Net book value	Weighted Average Economic Lives (in years)
2008
Acquired technology	$13,937	$5,456	$8,481	4.2
Non-competition agreements	309	193	116	1.8
Service agreements	1,401	82	1,319	1.4
Patents	2,789	2,624	165	11.0

	$18,436	$8,355	$10,081

2007
Acquired technology	$7,870	$3,952	$3,918	4.6
Non-competition agreements	309	39	270	0.2

	$8,179	$3,991	$4,188

Amortization expense was $1,621, $367 and $486 for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

Based on identifiable intangible assets recorded as of December 28, 2008, and assuming no subsequent impairment of the underlying assets, the annual estimated aggregate future amortization expenses are as follows:

Fiscal Year
2009	$3,081
2010	3,081
2011	2,765
2012	890
2013	264

$10,081

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Included in accounts payable and accrued liabilities in the Company’s Consolidated Balance Sheets are the following amounts:

	December 28, 2008	December 30, 2007
Trade accounts payable	$5,070	$4,912
Salary related accruals	2,801	2,802
Accrued royalties	4,294	3,296
Warranty provision	2,280	3,155
Other accrued liabilities, primarily related to sales incentives	726	5,105

	$15,171	$19,270

A summary of product warranty activity for the years ended December 28, 2008 and December 30, 2007 is as follows:

	Year ended
	December 28, 2008	December 30, 2007
Balance, beginning of year	$3,155	$1,524
Charged to product cost of sales	381	2,928
Use of provision	(1,256)	(1,297)

Balance, end of year	$2,280	$3,155

11. CREDIT FACILITIES

Credit facilities consist of the following:

	Maturity	December 28, 2008	December 30, 2007
Senior Credit Facility:	2012
Revolving credit facility		$5,000	$5,000
Multi-Draw Term Loan		39,000	29,000

Gross borrowing		44,000	34,000
Less: debt discount		(2,154)	—

		41,846	34,000

Subordinated debt	Latest 2013
Gross borrowing		5,000	—
Less: debt discount		(2,681)	—

		2,319	—

Factoring facility	2009 to 2011	1,910	3,505
Vehicles loans	2009 to 2011	63	119

		46,138	37,624
Less: Current portion		(508)	(34,515)

		$45,630	$3,109

Senior Credit Facility

On December 10, 2007, the Company entered into a Senior Credit Facility (“Facility”) of $50,000 from a financial institution consisting of a maximum of $45,000 multi-draw term loan and a $5,000 revolving credit facility, maturing on December 10, 2012. The maximum availability on this facility was subject to certain limitations defined in the agreement, based primarily on service revenue. The Facility bears interest on a per annum basis at a rate of LIBOR plus 6.0% or at the base rate plus 5.0%, as elected by the Company generally at the date of the borrowing or upon maturity. The proceeds of this Facility were used to repay existing debt and make available working capital. The Facility is secured by a first priority lien on substantially all of the Company’s assets and capital stock of subsidiaries. Interest payments for base rate loans are due monthly while interest payments for LIBOR based loans are due based on the monthly frequency determined by the Company at the time of borrowing, and are due at minimum on a semi-annual basis. Commitment fees of 0.5% per annum are incurred on the unused portion of the revolving facility and the multi-draw term loan up to $25,000. The unused portion of the loans in excess of $25,000 is subject to commitment fees of 1% per annum. As of December 30, 2007, the availability on this facility was $6,900 after borrowing $34,000 and maintaining a minimum reserve of $2,500. The effective interest rate on the Facility was 11.25% for the year ended December 30, 2007.

Due to business performance in the first quarter of 2008, the Company was not in compliance with the minimum fixed charge coverage ratio and the leverage ratio as well as certain operational covenants as of March 30, 2008. The Company did not receive a waiver for compliance with these covenants, which resulted in the amounts outstanding under the Facility as of December 30, 2007 to be reclassified as a current liability.

On September 15, 2008, the Company amended its existing Senior Credit Facility (the “Amended Facility”) which was conditional on the issuance of 2008 Convertible Term Note described below The Amended Facility waived the Company’s default under operational and financial covenants as of March 30, 2008. In addition, the Amended Facility of $57,500 matures on December 10, 2012 and consists of a maximum of $52,500 multi-draw term loan and a $5,000 revolving credit facility. The maximum availability on the Amended Facility is subject to certain limitations defined in the agreement, based primarily on service revenue. The Amended Facility bears interest on a per annum basis at a rate of LIBOR plus 8.0% after September 10, 2008 or at the base rate plus 7.0% after September 10, 2008, as elected by the Company generally at the date of the borrowing or upon maturity. The Amended Facility is secured by a first priority lien on substantially all of the Company’s assets and capital stock of subsidiaries. Interest payments for base rate loans are due monthly while interest payments for LIBOR based loans are due based on the monthly frequency determined by the Company at the time of borrowing, and are due at minimum on a semi-annual basis. In addition to an annual administration fee of $50, commitment fees of 0.5% per annum are incurred on the unused portion of the revolving facility and multi-draw term loan up to $25,000. The unused portion of the loans in excess of $25,000 is subject to commitment fees of 1% per annum. Voluntary prepayments and commitment reductions by the Company are subject to various prepayment and commitment reduction fees as defined in the Amended Facility agreement. As of December 31, 2008, the availability on the Amended Facility was $8,225 after gross borrowing of $44,000 and maintaining a minimum reserve of $2,500. The effective interest rate on the Amended Facility was 12.7% as of December 28, 2008.

In connection with the Amended Facility, a warrant was issued to the lender to purchase up to 4,050,101 shares of Series D-1 preferred stock at an exercise price of $0.985 per share, which expires on September 15, 2015. The warrants contain a “Put Right” provision under which the holders of the warrants become entitled to put the warrants to the Company at fair market value upon the earlier of (i) the sixth anniversary of the warrants’ issuance, (ii) the entry of the Company into an asset sale or merger transaction as a result of which the Company’s shareholders prior to the transaction would no longer control a majority of the Company after such transaction, or (iii) a material breach of the terms of the warrant. The warrant also contains a “Catch-Up Payment” provision stating that if the holders exercise the warrants or the put right contained therein in connection with a transaction or event in which the holders of Series B or C preferred stock receive a liquidation preference pursuant to the Certificate of Incorporation, then the warrant holders are entitled to receive an additional payment equal to 2.5% of the liquidation preference received by the holders of Series B or C preferred stock.

The fair value assigned to the warrants at the time of issue was $2,317, calculated using the Black-Scholes option-pricing model. Within twelve months of expiry or earlier, based on certain conditions, the holder can put these warrants to the Company to settle the warrants for cash at fair value determined by both parties as at that date. The fair value of the warrants at the time of issuance was recorded on the Consolidated Balance Sheets as a reduction of the multi-draw term loan and revolving credit facility outstanding at that time and a liability based on assumptions included in “Note 17 — Stock-based Compensation.” This debt discount is amortized over the term of the Amended Facility using the effective interest method. During the year ended December 28, 2008, the Company recorded an accretion expense of $162 and a change in fair value on these warrants of $2,317.

The Amended Facility contains specified operational and financial covenants which have been met as of December 28, 2008.

At inception of the Amended Facility, the Company had a balance of $1,300 in unamortized deferred financing costs related to the Facility that were to be amortized over the term of the Facility. The Company has determined that the Amended Facility represented a substantial change from the initial Facility under the guidance in EITF Issue 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. As a result, $1,170 was recorded as amortization of deferred financing fees in 2008

2008 Convertible Term Note

On September 30, 2008, the Company obtained financing of $5,000 from its principal shareholder in the form of a subordinated convertible promissory note (“2008 Convertible Term Note”) maturing on June 30, 2013 or 91 days following the date at which the Company’s Amended Facility is repaid and fully extinguished. The 2008 Convertible Term Note bears interest at the rate of 5% per annum and with interest and principal payments due at in 2013 or 91 days after repayment of Senior Credit Facility. The 2008 Convertible Term Note was

automatically convertible at the holder’s option into Series E preferred stock if other investors purchase at least $5,000 of Series E preferred shares by December 14, 2008, which did not occur. After that, the warrant is convertible into Series D-1 preferred stock at a conversion price of $0.985 or any other preferred stock issued by the Company based on the purchase price of the preferred stock. As of December 28, 2008, no Series E preferred stock was issued by the Company. The fair value of the beneficial conversion feature upon issuance of the 2008 Convertible Term Note amounted to $1,396.

In connection with this financing, a warrant was issued to the lender to purchase up to 2,525,252 shares of Series D-1 preferred stock at an exercise price of $0.985 per share, which expires seven years from issuance. The fair value assigned to the warrants at the time of issue was $1,374, calculated using the Black-Scholes option-pricing model, the significant assumptions of which are included in “Note 17 — Stock-Based Compensation.” The fair value of the warrants at the time of issuance was recorded on the Consolidated Balance Sheets as additional paid-in capital.

The total debt discount is amortized over the term of the 2008 Convertible Term Loan using the effective interest method. During the year ended December 28, 2008, the Company recorded an accretion expense of $90. The effective interest on 2008 Convertible Term Note as of December 28, 2007 was 16.1%

Factoring facility

The Company has entered into a factoring facility to sell with or without recourse, certain of its trade accounts receivables, long-term trade accounts receivable and sales-types receivables to an unrelated third party financial institution at a discount of 12%. There were no receivables sold during the year ended December 28, 2008 and approximately $4,674 of receivables have been sold under the terms of the factoring facility during the year ended December 30, 2007. However, the Company did not meet the criteria for accounting for these as a sale in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Trade accounts receivable sold under this factoring facility are therefore included on the Consolidated Balance Sheets with a corresponding liability in long-term debt.

Letter of Credit

In connection with the factoring facility, the Company pledged $500 in cash collateral as of December 30, 2007 to the financial institution. On March 14, 2008, the Company issued a letter of credit in favour of this financial institution in exchange for the restricted cash. As at December 28, 2008, the Company has issued letters of credit amounting to $500.

2007 Convertible Term Note

On August 24, 2007, the Company obtained financing of $5,000 from its principal shareholder, in the form of a subordinated convertible promissory note (“2007 Convertible Term Note”) maturing on August 24, 2008. The 2007 Convertible Term Note incurred interest at the rate of 6% per annum with interest and principal payments due at maturity. The 2007 Convertible Term Note included a conversion option if the Note was not repaid in full on or before April 30, 2008, into a maximum of 10,608,334 shares of Series C preferred stock at a conversion price of $0.50 per share. The conversion feature was at the option of the holder and expired upon repayment of the 2007 Convertible Term Note. The fair value of the beneficial conversion feature upon issuance of the 2007 Convertible Term Note amounted to $1,350.

In connection with this financing, a warrant was issued to the lender to purchase up to 7,500,000 shares of Series C preferred stock at an exercise price of $0.50 per share, which expires on the earlier of a change in control of the Company or seven years from issuance. The fair value assigned to the warrants at the time of issue was $1,284, calculated using the Black-Scholes option-pricing model, the significant assumptions of which are included in “Note 17 — Stock-based Compensation”. The fair value of the warrants at the time of issuance was recorded on the Consolidated Balance Sheets.

During the year ended December 30, 2007, the Company recorded an accretion expense and loss on extinguishment of debt of $554 and $729, respectively. The effective interest on 2007 Convertible Term Note for the year ended December 30, 2007 was 13.3%.

The Convertible Term Note was repaid on December 10, 2007 and the related agreement was cancelled.

12. RESEARCH AND DEVELOPMENT INVESTMENT TAX CREDITS

The Company incurred total research and development costs of $5,598, $4,607 and $3,223 during the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

The Company is eligible to claim Canadian federal and provincial investment tax credits (“ITCs”) for eligible research and development expenditures. The Company records ITCs based on management’s best estimates of the amount to be recovered and ITCs filed are subject to audit by the taxation authorities. The Company has recorded refundable ITCs of $226, $476 and $88 in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 28, 2008, December 30, 2007 and December 28, 2006, respectively as a reduction of selling, general and administrative expenses. The benefit of $0, $454 and $112 of non-refundable Canadian federal ITCs incurred in years before a quasi-reorganization completed in 2003 were recognized in 2008, 2007 and 2006, respectively, and were credited directly to additional paid in capital. The benefit of $0, $111 and $0 of non-refundable Canadian federal ITCs incurred in years after the 2003 quasi-reorganization were recognized in 2008, 2007 and 2006, respectively, as a reduction of income tax expense.

The Company has available non-refundable Canadian federal ITCs which may be utilized to reduce Canadian federal income taxes payable and which expire as follows:

Fiscal Year
2013	$14
2014	247
2015	237
2026	299
2027	386
2028	466

$1,649

The benefits of these non-refundable Canadian federal ITCs have not been recognized in the consolidated financial statements.

13. OTHER INCOME (EXPENSE)

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Leasing and financing income	$1,188	$490	$630
Loss on disposal of assets and sales-type leases	—	(41)	(50)
Foreign exchange losses	(559)	(59)	(629)

	$629	$390	$(49)

14. INTEREST AND FINANCING EXPENSE

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Interest on long-term debt	$4,158	$1,320	$185
Accretion expense	252	555	—
Amortization of deferred financing fees	1,841	299	—
Interest on bank indebtedness and other	45	589	615
Loss on extinguishment of debt	—	729	—

	$6,296	$3,492	$800

15. INCOME TAXES

The provision for income taxes includes the following components:

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Current:
U.S.	$28	$(55)	$—
Canada	184	635	184

Total current	212	580	184

Deferred:
U.S.	—	—	—
Canada	(58)	221	(53)

Total deferred	(58)	221	(53)

Total provision	$154	$801	$131

The income tax expense reported, which includes foreign taxes, differs from the amount of the income tax expense computed by applying U.S. federal and applicable state statutory rates as follows:

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
	%	%	%
U.S. Federal and State rate (recovery)	(37.91)	(37.91)	(37.91)
Effect of foreign jurisdiction	(4.69)	0.94	0.33
Non-deductible expenses and non-taxable amounts	17.66	4.42	9.62
Unrecognized tax benefit of operating losses and other available deductions	66.02	37.22	28.52
Adjustment related to opening tax balance	(31.67)	—	—
Previously recognized Federal Investment Tax Credit (ITC)	—	0.71	—
Other	0.46	(0.29)	0.64

	9.87	5.09	1.20

Significant components of the Company’s future tax assets and liabilities are as follows:

	December 28, 2008		December 30, 2007
	Non-U.S.	U.S	Non-U.S.	U.S
Long-term future tax assets
Net operating losses	$—	$22,734	$—	$18,824
Excess of tax value of property, plant and equipment and intangibles over accounting value	—	485	—	412
Accruals and reserves	—	3,516	—	3,257
Research and development	557	—	1,014	—
Inter-company interest and other	—	2,296	—	1,882
Unrealized foreign exchange net	—	—	—	957
Capital losses
Alternative minimum tax credit	—	130	—	130
Tax benefits of litigation settlement in excess of amount recorded for accounting	—	89	—	89
Other	—	37	—	24

Total long-term future tax assets	$557	$29,287	$1,014	$25,575

Long-term future tax liabilities
Excess of accounting value of property, plant and equipment and intangibles over tax value	$378	$2,031	$358	$—
Investment tax credits	—	—	185	—
Unrealized foreign exchange	—	—	—	—

Total long-term future tax liabilities	$378	$2,031	$543	$—

Net long-term future tax assets (Liabilities)
Long-term future tax assets	$557	$29,287	$1,014	$25,575
Long-term future tax liabilities	(378)	(2,031)	(543)	—

	179	27,256	471	25,575
Valuation allowance	(355)	(27,256)	(705)	(25,575)

Net long-term future tax liabilities	$(176)	$—	$(234)	$—

Realization of deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

The valuation allowance increased by $1,331, $5,857 and $3,454 for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

As of December 28, 2008, December 30, 2007 and December 31, 2006, the Company has approximately $3,010, $5,630 and $4,554, respectively of research and development expenditures for Canadian federal tax purposes and $0, $0 and $664, respectively for Quebec provincial purposes that are available to reduce taxable income in future years and have an unlimited carry forward period. Of these amounts, the tax benefits of $202, $309 and $157 have been recognized for Canadian tax purposes, as a reduction of deferred tax liability as of December 28, 2008, December 30, 2007 and December 31, 2006, respectively. The tax benefit of the remaining research and development expenditures has not been reflected in these financial statements. Research and development expenditures are subject to audit by the taxation authorities and accordingly, these amounts may vary.

The Company has net operating loss carry forwards of $59,967, $49,653 and $42,761 as of December 28, 2008, December 30, 2007 and December 31, 2006, respectively, for U.S. federal income tax purposes.

The net operating losses expire as follows:

Fiscal Year
2019	$10,499
2020	8,511
2021	8,809
2022	547
2023	1,808
2025	3,206
2026	9,527
2027	10,353
2028	6,707

$59,967

The utilization of net operating loss carryforwards relating to Barfly and amounting to approximately $5,552 may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions to $750 per year.

The Company has not deducted stock based compensation expense in the amount of $690, $758 and $782 for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively, as these amounts are not deductible for U.S. tax purposes until the compensation expense related to the exercise of the stock options for U.S. tax purposes has actually been determined. In 2008, 2007 and 2006, the exercise of certain options resulted in an amount of $0, $561 and $0, respectively, becoming deductible, the tax benefit of which will be recorded as an adjustment to additional paid-in capital when it is claimed against taxes payable for U.S. tax purposes. When additional amounts are claimed as a deduction for U.S. tax purposes and are utilized against taxes payable, the benefit will be credited directly to additional paid-in capital in shareholders’ equity instead of to tax expense.

Given the quasi-reorganization on June 30, 2003, certain of the future tax benefits resulting from the use of loss carry forwards, if any, will be credited directly to additional paid-in capital in shareholders’ equity instead of to the Consolidated Statements of Operations and Comprehensive Loss.

During 2008, 2007 and 2006, the Company recorded income tax expense of $154, $801 and $131, respectively. Of the amounts in 2007 and 2006, a recovery of income taxes of $454 and $112, respectively have been credited directly to additional paid-in capital in shareholders’ equity as a result of the Company’s use of previously unrecognized Canadian federal investment tax credits in 2007 and 2006, respectively. A benefit of $111 and $0 of non-refundable Canadian federal ITCs incurred in years after the 2003 quasi-reorganization were recognized in 2007 and 2006, respectively, as a reduction of income tax expense.

16. CAPITAL STOCK

Authorized

As of December 31, 2008, the authorized capital stock was as follows:

250,000,000 shares of common stock, $0.001 par value with the right to one vote per share, participating in the results. (190,000,000 shares authorized as of December 20, 2007)

15,000,000 shares of Series A preferred stock, $0.001 par value. (15,000,000 shares authorized as of December 30, 2007) Each share of Series A preferred stock is convertible into common stock on a 3 for 1 basis, has the right to one vote for each share of common stock into which it could then be converted and participates in the results and liquidation with all other classes of shares on as-converted basis but after the payment of (i) any preferential dividend to holders of Series C preferred stock and (ii) the liquidation preferential amounts paid to holders of Series B, C, D, D-1 and E preferred stock.

10,000,000 shares of Series B preferred stock, $0,001 par value. (10,000,000 shares authorized as of December 30, 2007) Each share of Series B preferred stock is convertible into common stock on a 4.5 for 1 basis, has the right to one vote for each share of common stock into which it could then be converted and participates in the results with all other classes of shares on an as-if-converted basis but after the payment of any preferential dividend of Series C preferred stock. In liquidation or acquisition of the Company, the holders of Series B preferred stock are entitled to an amount equal to the sum of the original issue price, as defined in the Certificate of Incorporation, of each such (issued and outstanding) share of stock plus any declared but unpaid dividends, after the payment of any amounts to holders of Series C, D, D-1 and E preferred stock, but prior to payment of any amounts to holders of other securities of the Company. In addition, holders of Series B preferred stock are, entitled to share pro rata, on an as-converted basis, in any remaining proceeds from the liquidation or acquisition after payment of (i) any preferential dividend to holders of Series C preferred stock and (ii) the liquidation preferential amounts paid to other holders of Series B preferred stock and holders of Series C preferred stock, Series D preferred stock, Series D-1 preferred stock and Series E preferred stock.

48,932,892 shares of Series C preferred stock, $0.001 par value. (48,932,892 shares authorized as of December 30, 2007) Each share of Series C preferred stock has a non-cumulative dividend prior to any declaration or payment of any dividend on other classes of stock, payable if, as and when declared by the Board of Directors, at a rate of 8% per annum of the original issue price, , as defined in the Certificate of Incorporation as being $0.50 per share, is convertible into common stock on a one-for-one basis, has the right to one vote for each share of common stock into which it could then be converted. Thereafter, they participate in the results in liquidation or acquisition of the Company, the holders of Series C preferred stock, along with the holders of Series D, D-1 and E preferred stock, are entitled to an amount (the “Preferential Amount”) equal to the sum of the original issue price of each such (issued and outstanding) share of stock plus any declared but unpaid dividends prior to payment of any amounts to holders of other securities of the Company. If the amount of the proceeds from such liquidation or acquisition is insufficient to pay holders of Series C, D, D-1 and E preferred stock the full Preferential Amount, then such proceeds shall be distributed ratably to such holders in proportion to the full share of the Preferential Amount that each such holder was otherwise entitled to receive. In addition, holders of Series C preferred stock are entitled to share pro rata, on an as-converted basis, in any remaining proceeds from the liquidation or acquisition after payment of (i) any preferential dividend to holders of Series C preferred stock and (ii) the liquidation preferential amounts paid to other holders of Series C preferred stock and holders of Series B, D, D-1 and E preferred stock.

8,000,000 shares of Series D preferred stock, $0.001 par value. (None authorized as of December 30, 2007) Each share of Series D preferred stock is convertible into common stock on a one-for-one basis, has the right to one vote for each share of common stock into which it could then be converted and participates in the results. In liquidation or acquisition of the Company, the holders of Series D preferred stock are entitled to an amount equal to the sum of the original issue price, as defined in the Certificate of Incorporation, of each such (issued and outstanding) share of stock plus any declared but unpaid dividends prior to payment of any amounts to holders of other securities of the Company. If the amount of the proceeds from such liquidation or acquisition is insufficient to pay holders of Series C, D, D-1 and E preferred stock the full Preferential Amount, then such proceeds shall be distributed ratably to such holders in proportion to the full share of the Preferential Amount that each such holder was otherwise entitled to receive.

25,000,000 shares of Series D-1 preferred stock, $0.001 par value. (None authorized as of December 30, 2007) Each share of Series D-1 preferred stock is convertible into common stock on a one-for-one basis, has the right to one vote for each share of common stock into which it could then be converted and participates in the results. In liquidation or acquisition of the Company, the holders of Series D-1 preferred stock are entitled to an amount equal to the sum of the original issue price, as defined in the Certificate of Incorporation, of each such

(issued and outstanding) share of stock plus any declared but unpaid dividends prior to payment of any amounts to holders of other securities of the Company. If the amount of the proceeds from such liquidation or acquisition is insufficient to pay holders of Series C, D, D-1 and E preferred stock the full Preferential Amount, then such proceeds shall be distributed ratably to such holders in proportion to the full share of the Preferential Amount that each such holder was otherwise entitled to receive.

25,000,000 shares of Series E preferred stock, $0.001 par value. (None authorized as of December 30, 2007) Each share of Series E preferred stock is convertible into common stock on a one-for-one basis, has the right to one vote for each share of common stock into which it could then be converted and participates in the results. In liquidation or acquisition of the Company, the holders of Series E preferred stock, along with the holders of Series D, D-1 and C preferred stock, are entitled to an amount equal to the sum of the original issue price, as defined in the Certificate of Incorporation, of each such (issued and outstanding) share of stock plus any declared but unpaid dividends prior to payment of any amounts to holders of other securities of the Company. If the amount of the proceeds from such liquidation or acquisition is insufficient to pay holders of Series C, D, D-1 and E preferred stock the full Preferential Amount (as defined above), then such proceeds shall be distributed ratably to such holders in proportion to the full share of the Preferential Amount that each such holder was otherwise entitled to receive. In addition, holders of Series E preferred stock are entitled to share pro rata, on an as-converted basis, in any remaining proceeds from the liquidation or acquisition after payment of (i) any preferential dividend to holders of Series C preferred stock and (ii) the liquidation preferential amounts paid to other holders of Series E preferred stock and holders of Series B, C, D and D-1 preferred stock.,

Issued

	Shares (#)	Amount ($)
2008
Common stock	25,896,410	$26
Series A preferred stock	9,235,774	9
Series B preferred stock	8,888,889	9
Series C preferred stock	30,824,558	31
Series D preferred stock	7,480,164	7

	82,325,795	$82

2007
Common stock	18,319,125	$18
Series A preferred stock	9,235,774	9
Series B preferred stock	8,888,889	9
Series C preferred stock	30,824,558	31

	67,268,346	$67

Additionally, there are outstanding warrants to purchase 110,000 shares of common stock as of December 28, 2008 and December 30, 2007, 7,500,000 shares of Series C preferred Stock as of December 28, 2008 and December 30, 2007, and 6,575,353 shares of Series D-1 preferred stock as of December 28, 2008. Refer to “Note 17 — Stock Based Compensation” for further details.

2008 Capital Transactions

As part of a business acquisition described in “Note 4 — Business Acquisitions” the Company (i) issued 7,577,285 shares of common stock (of which 757,726 shares were placed in escrow) and 7,480,164 shares of Series D preferred stock (of which 748,010 shares were placed in escrow) to the former shareholders of Barfly and (ii) granted options to purchase up to 1,106,645 shares of common stock (of which 110,655 shares are subject to escrow) to the Barfly employees who became employees of the Company in exchange for their prior options held in Barfly.

In addition, under an earnout provision in the merger agreement, the Barfly shareholders and the Barfly option holders who became employees of the Company are entitled to receive up to an aggregate of 767,097 shares of common stock, 757,259 shares of Series D preferred stock and restricted stock awards for 112,027 shares of common stock, as applicable, to the Barfly shareholders and optionholders based on the achievement of specified net advertising revenue thresholds during the 18-month period from July 1, 2008 through December 31, 2009. Any former Barfly shareholders entitled to earnout shares will be issued those shares after the earnout period has ended. Employees of the Company who were formerly employees of Barfly and who hold stock options in the Company each received a restricted stock award under the Company’s incentive plan that entitles them to their earnout shares upon the occurrence of certain events. As of December 28, 2008, the Company did not record any contingent consideration as the achievement of these milestones was uncertain.

In connection with the achievement of certain sales-based milestones in 2008, 500,000 shares of common stock were released from escrow to the White Rabbit Sellers. During the period from April 1, 2010 to June 30, 2010 (previously October 1, 2009 to December 31, 2009), the White Rabbit Sellers have the right to elect to have the Company repurchase all shares previously released from escrow at a price of $2.00 per share. Physical settlement of the contract requires that the Company deliver cash to the sellers in exchange for the shares. Accordingly, given that physical settlement is contingent on the White Rabbit Sellers exercising this option, the value of the shares of the Company’s common stock held in escrow, $240, has been classified as retractable common stock in mezzanine equity on the Consolidated Balance Sheets as of December 28, 2008.

2007 Capital Transactions

As part of a business acquisition described in “Note 4 — Business Acquisitions” the Company issued and placed 2,000,000 shares of common stock in escrow for the White Rabbit Sellers, 1,000,000 shares of which were delivered from escrow in 2008.

During the period from April 1, 2010 to June 30, 2010 (previously October 1, 2009 to December 31, 2009), the White Rabbit Sellers have the right to elect to have the Company repurchase all shares previously released from escrow at a price of $2.00 per share. Physical settlement of the contract requires that the Company deliver cash to the sellers in exchange for the shares. Accordingly, given that physical settlement is contingent on the White Rabbit Sellers exercising this option, the value of the shares of the Company’s common stock held in escrow, $200, has been classified as retractable common stock in mezzanine equity on the Consolidated Balance Sheets as of December 28, 2008 and December 30, 2007.

Pursuant to the exercise of options, on March 28, 2007, the Company issued 2,953,125 shares of common stock. In lieu of cash consideration for the exercise of these options, the Company accepted a note receivable (“Loan Receivable”) in the amount of $620 which matures on March 28, 2010, and earns interest at 5.33% per annum. The Loan Receivable is secured by the shares issued and the amount receivable of $678 and $645 related to the principal and interest of this Loan Receivable has been presented in the balance sheet as a deduction from shareholders’ equity under “Loan receivable collateralized by common stock” as of December 28, 2008 and December 30, 2008, respectively. Interest accrued on the Loan Receivable was $33 and $25 for the years ended December 28, 2008 and December 30, 2008, respectively.

2006 Capital Transactions

Immediately after completion of the reincorporation, the Company issued 30,824,558 shares of the Company’s Series C preferred stock to a stockholder for an aggregate consideration of $15,412, or $0.50 per share, less share issue cost of $603 for which $14,779 was credited to additional paid-in capital. The Company also repurchased 3,608,186 shares of Series A preferred stock for a cash consideration of $5,412 of which $5,409 was recorded against paid-in capital.

Dividends

No cash dividends were declared or paid by the Company to the stockholders in 2008, 2007, or 2006.

17. STOCK-BASED COMPENSATION

The Company has a Long-Term Incentive Plan (“LTIP”) for its directors, employees and consultants, which authorizes the granting of options, restricted stock, incentive shares and performance awards. The Company is authorized to grant stock-based compensation, the exercise of which, as of December 28, 2008, December 30, 2007 and December 31, 2006, would allow up to an aggregate maximum of 26,319,825, 26,319,825 and 21,932,275, respectively, shares of the Company’s common stock to be acquired through awards under this plan. Option awards are granted with an exercise price equal to the fair value of the stock at the date of grant.

The stock options granted under the LTIP are to purchase the Company’s common stock at a price not less than fair market value at the date of grant. Stock options generally vest over a 4 year period, consisting of 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting equally over a 36 month period commencing on the first anniversary of the date of grant. Stock options generally expire 10 years after the date of grant and are subject to possible earlier exercise and termination in certain circumstances. Stock options are generally forfeited if the employee leaves the Company before the stock options vest.

In addition, in connection with the Barfly acquisition disclosed in “Note 4 — Business Acquisitions,” the Company issued 1,106,645 stock options to former employees of Barfly which vest over periods of up to five years.

The stock option activity and the weighted average exercise price during 2008, 2007, and 2006 is summarized as follows:

	2008		2007		2006
	Shares	Weighted Average Exercise Price	Shares	Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	20,636,700	$0.33	12,079,825	$0.22	5,090,394	$0.40
Granted	4,529,372	$0.35	11,715,000	$0.40	11,805,225	$0.21
Exercised	—	$—	(2,953,125)	$0.21	—	$—
Forfeited or Cancelled	(6,328,715)	$0.40	(205,000)	$0.40	(4,815,794)	$0.40

Outstanding at end of year	18,837,357	$0.30	20,636,700	$0.33	12,079,825	$0.22

Options exerciseable at end of year	9,158,788	$0.28	3,783,092	$0.24	5,012,031	$0.22

The fair value of stock options and warrants granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Expected option life (years)	5-10	6	10
Expected volatility	71.5%	83.1%	83.1%
Risk-free interest rate	3.2%	5.0%	4.6%
Expected dividend yield	—	—	—

The compensation expense for 2008, 2007 and 2006 of $690, $758 and $782, respectively, was recorded in selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss and credited to additional paid-in capital.

As part of the options granted in 2007, there were 2,716,667 performance based options for which no compensation expense was recorded as the performance conditions were not probable to occur. These options were forfeited in 2008.

The weighted average fair value of equity instruments granted in 2008, 2007 and 2006 was $0.24, $0.28 and $0.18, respectively. The fair value of options cancelled in 2008, 2007 and 2006 was $0.28, $0.13, and $0.13, respectively.

Expected option life is determined based on historical exercise and forfeiture patterns. Expected volatility was determined using the Company’s historical volatility when its common shares were publicly traded up to December 2005. Management determined that it was the best estimate of volatility since there is no comparable company for which the information is publicly available and the Company’s data are recent. The risk-free interest rate is determined based on the rate at the time of grant and cancellation for zero-coupon U.S. government securities with a remaining term equal to the expected life of the option. Dividend yield is based on the stock option’s exercise price and expected annual dividend rate at the time of grant.

The Black-Scholes option-pricing model used by the Company to calculate option values was developed to estimate the fair value. This model also requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

In 2008, the Company issued warrants to purchase up to 6,575,353 of the Company’s Series D-1 preferred stock in connection with debt financing, the details of which are included in “Note 11 — Long-term debt”. The fair value of the warrants issued was estimated at the date of grant (adjusted for the number of shares the warrants are entitled to upon exercise) using the Black-Scholes option-pricing model and the same weighted average assumptions used to calculate the fair value of options during the year with an expected term of 7.0 years. In addition, the Company extended the term of a warrant to purchase 110,000 shares of the Company’s common stock until December 31, 2009.

In 2007, the Company issued warrants to purchase up to 7,500,000 shares of the Company’s Series C preferred stock in connection with debt financing, the details of which are included in “Note 11 — Long-term debt”. The fair value of the warrants issued was estimated at the date of grant (adjusted for the number of shares the warrants are entitled to upon exercise) using the Black-Scholes option-pricing model and the same weighted average assumptions used to calculate the fair value of options during the year with an expected term of 3.5 years.

On November 13, 2006, 4,640,794 non-qualified stock options outstanding were exchanged for 11,805,225 non-qualified options at an exercise price of $0.21 having different vesting periods up to four years depending on the holder-specific circumstances. As a result of the exchange in November 2006 of options previously issued in exchange of new options, the Company, as required under SFAS 123(R) determined the incremental compensation expense by comparing the fair value of the new options granted with the fair value of the exchanged options under the current assumptions.

The following table summarizes information with respect to warrants and stock options outstanding as of December 28, 2008:

	Outstanding				Exercisable
	Exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Warrants	$0.32	110,000	1.0	$0.32	110,000	$0.32
	$0.50	7,500,000	6.8	$0.50	7,500,000	$0.50
	$0.99	6,575,353	7.0	$0.99	6,575,353	$0.99

Stock options	$0.05 - 0.15	652,956	4.0	$0.06	236,240	$0.07
	$0.21	8,823,885	7.0	$0.21	5,454,755	$0.21
	$0.32	2,438,000	9.9	$0.32	—	$0.32
	$0.40	5,589,100	3.4	$0.40	3,273,558	$0.40
	$0.47 - 0.64	1,333,416	7.3	$0.55	194,235	$0.59

As of December 28, 2008, the total remaining unrecognized compensation expense related to non-vested stock options amounted to $2,819, which will be amortized over the weighted-average remaining requisite service period of 2.8 years.

18. BASIC AND DILUTED NET LOSS PER SHARE

The calculation of basic and diluted net loss per share for the years ended December 28, 2008, December 30, 2007 and December 31, 2006 are as follows:

	Year ended
	December 28, 2008	December 30, 2007	December 31, 2006
Net loss	$(2,217)	$(16,539)	$(11,076)
Weighted average common shares and common share equivalents outstanding used to compute basic and diluted net loss per common share	58,589,339	52,024,721	45,270,193
Basic and diluted net loss per common share	$(0.04)	$(0.32)	$(0.24)

For the year ended December 28, 2008, the impact of the conversion of 9,235,774 shares of Series A preferred stock into 3,078,591 shares of common stock, 8,888,889 shares of Series B preferred stock into 1,975,309 shares of common stock, 30,824,558 shares of Series C preferred stock into 30,824,558 shares of common stock, and 7,480,164 shares of Series D preferred stock into 2,181,715 shares of common stock are included in the weighted average common shares outstanding, using the as-if converted method, to compute the basic and diluted net loss per share because they have characteristics similar to the common stock.

As a result of the net losses for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, all potential dilutive securities were anti-dilutive; therefore dilutive and basic loss per share are the same. As of December 28, 2008, there were 9,158,788 stock options outstanding and exercisable and warrants to purchase up to 110,000 shares of common stock, 7,500,000 shares of Series C preferred stock, and 6,575,353 shares of Series D-1 preferred stock.

19. FINANCIAL INSTRUMENTS

Foreign currency risk

The Company is exposed to fluctuation in foreign exchange rate for Canadian dollars for certain expenses incurred in its Canadian subsidiary. Gains or losses resulting from foreign currency exchange is recorded in other income (loss) on the Consolidated Statements of Operations and Comprehensive Loss. As of December 28, 2008, December 30, 2007 and December 31, 2006, ($986), $829 and ($126), respectively, of the Company’s consolidated net assets were denominated in Canadian dollars. The equivalent Canadian dollar balance amounted to ($1,204), $847 and ($147) as of December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

In December 2008, the Company entered into a series of individual put options whereby the Company has the option to sell $500 in U.S. dollars at a fixed strike price to the counterparty on a monthly basis for a total of U.S $6,000, with the last option set to expire in December 2009, at an option price of $1.23 Canadian dollars to $1.00 U.S. dollar. The Company’s objective for entering into these transactions is to hedge the forecasted Canadian dollar transactions of and the cash-flow exposure resulting from changes in the value of the Canadian dollar compared to the U.S dollar. The Company’s exposure to cash flow risk results from the transfer of U.S dollars from TouchTunes Music Corporation to TouchTunes Digital Jukebox, Inc. to cover general and administrative expenses predominately denominated in the Canadian dollar.

There were no net gains or losses resulting from cash flow hedge ineffectiveness during the year as the hedging instrument was determined to be highly-effective. As of December 28, 2008, the fair value of the put options amounted to $315 and have been recorded as other assets on the Consolidated Balance Sheets. In addition, approximately $10 of deferred losses on derivative instruments is recorded in accumulated other comprehensive loss, as of which is expected to be reclassified into earnings during the next twelve months.

As of December 30, 2007, the Company had no foreign exchange contracts outstanding. During 2007, the Company held certain foreign exchange forward contracts with various maturity dates up to September 28, 2007 that did not meet the criteria to apply hedge accounting. The net foreign exchange gain recorded was $129 in 2007. In prior years, foreign exchange forward contracts qualified for hedge accounting treatment.

Credit risk

The Company sells and leases its products directly to operators who place the products in various locations throughout the United States. Credit is extended based on an evaluation of each operator’s financial condition and generally, collateral is not required (other than extended terms contracts or sales-type leases which are collateralized by the product). Estimated credit losses and returns have been provided for in the consolidated financial statements and have generally been within management’s expectations. In 2008 and 2007, no customer represented more than 10% of sales, revenue and 10% of trade accounts receivables.

Interest rate risk

Details as to the Company’s exposure to interest rate risk related to long-term debt are set out in “Note 11 — Credit Facilities”.

Valuation methods and assumptions

We estimated the fair value of our financial instruments as described below:

Cash and cash equivalents, trade accounts and other receivable, and accounts payable and accrued liabilities. Due to their short-term maturity the fair value of these financial instruments is considered to be equal to their carrying value.

Long term accounts receivable and sales type receivable. The fair value of the long term accounts receivable and sales type receivable approximates its carrying value based on discounted cash flow analysis using current interest rates.

Derivatives financial instruments. The fair value, and the carrying value of the derivative financial instrument, is based on quoted market price of instruments with similar characteristics as at the balance sheet date, adjusted to reflect the specific risk factor of the Company.

Long-term debt. The fair value of the long-term debt approximates its carrying value due to its floating interest at market rates.

Subordinated debt. The fair value of the subordinated debt as of December 28, 2008 was calculated to be approximately $2,320 based on discounted cash flow analysis using current interest rates.

20. COMMITMENTS AND CONTINGENCIES

Contract for operating leases

The Company occupies office facilities and leases vehicles under various operating leases that expire over a period to 2012. Future minimum rentals are as follows:

Fiscal Year
2009	$788
2010	451
2011	199
2012	135

$1,573

Rental expense under operating leases was $1,215, $863 and $549 for the years ended December 28, 2008, December 30, 2007 and December 31, 2006, respectively.

Contingencies

In the normal course of its operations, the Company is exposed to various claims, disputes and legal proceedings. These disputes involve numerous uncertainties and the outcome of the individual cases is unpredictable. According to management, the resolution of these matters should not have a significant impact on the Company’s financial position.

One of the cases pending relates to a complaint filed by the Company in the Southern District of New York against Rowe International, Merit Industries Inc. and Arachnid Inc. for patent infringement and for declaratory judgment of non-infringement by patents owned the defendants. Rowe International and Arachnid have filed counterclaims against the Company for patent infringement in this case. It cannot be determined at this time what the possible gains or losses may be from this case.

21. RELATED PARTY TRANSACTIONS

As noted in “Note 11 — Credit Facilities”, in 2008, the Company obtained financing of $5,000 from the Company’s principal shareholder. Interest expense amounted to $151 for the year ended December 28, 2008.

Additionally, the Company had obtained financing of $5,000 from the same principal shareholder in August 2007, which was repaid in December 2007. Interest expense amounted to $91 for the year ended December 30, 2007.